Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 1, 2024 with respect to the financial statements of ImmuCell Corporation included in the Annual Report on Form 10-K for the years ended December 31, 2023 and 2022, which is incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference in this Registration Statement on Form S-3 of the aforementioned report, and to the reference to us under the caption “Experts.”

/s/ WIPFLI LLP

Radnor, Pennsylvania

April 1, 2024